EXHIBIT 5.01
                                                                    ------------


                                                       June 5, 2002



DSL.net, Inc.
545 Long Wharf
New Haven, CT. 06511

     Re: Registration Statement on Form S-8 Relating to the Amended and Restated 2001 Stock Option and Incentive Plan (the "Plan")

Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by DSL.net, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 16,000,000 shares of Common Stock, par value $0.0005 per share, of the Company issuable pursuant to the Plan (the "Shares").

     We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Amended and Restated Certificate of Incorporation, as amended, and the By-Laws, as amended, of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Testa, Hurwitz & Thibeault, LLP
                                             -----------------------------------
                                             TESTA, HURWITZ, & THIBEAULT, LLP